Exhibit 99.1

For Cerus	For Baxter

Media:	Media:
Lorie Fiber, (323) 202-1046	Tanya Tyska, (847) 270-4918
Joe Streng, (916) 442-2331	Deborah Spak, (847) 948-2349

Investor Relations:	Investor Relations:
Sylvia Wheeler, (925) 288-6061	Neville Jeharajah, (847) 948-2875
Mary Kay Ladone, (847) 948-3371

BAXTER AND CERUS HALT RED BLOOD CELL CLINICAL TRIALS FOR
INVESTIGATIONAL PATHOGEN INACTIVATION SYSTEM

CONCORD, Calif. and DEERFIELD, Ill., September 4, 2003—Cerus Corporation (NASDAQ: CERS) and subsidiaries of Baxter International Inc. (NYSE: BAX) today announced they are voluntarily halting Phase III trials for their pathogen-inactivated red blood cell program.  The companies made this decision as a precautionary measure after two study patients developed antibodies to red blood cells treated with S-303, the compound used in the companies’ investigational pathogen inactivation system for red blood cells.

The two patients who were enrolled in the Phase III trial showed an antibody response but no clinical adverse events after transfusion with the S-303 treated red blood cells. The antibody response was discovered using a standard blood test that was employed as part of the clinical protocol. Antibodies are known to arise in transfused patients and may not be physiologically active.

The observations from this trial do not affect the development or commercialization of the pathogen inactivation programs for platelets and plasma, which use a different technology and mechanism of action. The red blood cell technology employs a compound called S-303, which is activated by the pH of blood. The platelet and plasma technology uses a compound called S-59 (or amotosalen), which is activated by light. There is extensive, published data on the safety profile of the platelet and plasma technology, including the amotosalen compound, documenting no associated antibody response.

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The companies plan to evaluate the available clinical data to determine the appropriate course of action for their investigational pathogen inactivation system for red blood cells.

ABOUT CERUS

Cerus Corporation is building on its leading position in the biopharmaceutical industry by developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

ABOUT BAXTER

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma.  The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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Cerus has scheduled a conference call for 10 a.m. EDT today to discuss this announcement.  Interested parties can access a live Internet broadcast at: http://www.firstcallevents.com/service/ajwz388455970gf12.html.  For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

Helinx is a trademark of Cerus Corporation

Statements in this news release regarding clinical trials, regulatory filings, product development, potential efficacy against emerging pathogens and commercial potential are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing, rates of enrollment and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.